EXHIBIT 99.1

3236 Scott Blvd.	12333 West Olympic Blvd.
Santa Clara, CA 95054	Los Angeles, CA 90064

NEWSRELEASE

Teledyne Enters Agreement to Acquire
Defense Assets of Celeritek, Inc.

LOS ANGELES, Calif. and SANTA CLARA, Calif. – July 8, 2004 –Teledyne Technologies Incorporated (NYSE:TDY) and Celeritek, Inc. (Nasdaq:CLTK) jointly announced today that Teledyne, through its subsidiary Teledyne Wireless, Inc., has entered into an agreement to acquire Celeritek’s defense electronics business for $33.0 million in cash.

Celeritek’s defense electronics business designs and manufactures gallium arsenide-based RF and microwave components and subassemblies for electronic warfare, radar and other military applications. Teledyne entered into an agreement with Celeritek, effective upon completion of the transaction, for the continued supply of GaAs semiconductor components for use in defense microwave products. In addition, following the transaction, Teledyne currently intends to relocate the business from Santa Clara, Calif. and consolidate it with Teledyne Microwave in Mountain View, Calif.

“Celeritek’s defense electronics division is an excellent strategic fit with both our Teledyne Microwave and Teledyne MEC Vacuum Electronics business units,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne Technologies. “Celeritek is one of the defense industry’s largest suppliers of specialized amplifier products. Celeritek’s solid state amplifiers and complex microwave subassemblies utilize design and manufacturing technology similar to our existing Teledyne Microwave business and are complementary with Teledyne’s line of high power helix traveling wave tubes used on military, electronic warfare, radar and communication applications.

“This acquisition would allow us to offer our defense customers a broader portfolio of microwave products and capabilities. In addition, we expect to obtain significant synergies through the consolidation of Celeritek’s defense business with our current military microwave subassembly operations in Mountain View, Calif.”

“The divestiture of our defense electronics subsystems business will allow us to focus on designing and manufacturing high performance GaAs semiconductor components,” said Tamer Husseini, chairman, president and chief executive officer of Celeritek. “The transaction will also provide us with substantial financial resources and an important new customer for our semiconductor operations.”

Celeritek’s defense electronics division had sales of $19.7 million for its fiscal year ended March 31, 2004. Teledyne Technologies expects the acquisition of Celeritek’s defense electronics division to be neutral to earnings in 2004. If completed, the acquired business would be operated as part of Teledyne Microwave.

The transaction is subject to the approval of Celeritek’s shareholders, as well as other customary closing conditions. All of Celeritek’s directors and their affiliated investment funds that hold Celeritek shares, including SACC Partners LP, who collectively hold or control the vote of approximately 1.2 million shares (approximately 9.3% of outstanding shares) of Celeritek stock, have entered into voting agreements with Teledyne under which they have agreed to vote in favor of the transaction.

Jefferies Quarterdeck, a division of Jefferies & Company, Inc., served as financial advisor to Celeritek and provided a fairness opinion to Celeritek’s board of directors in connection with the transaction. Needham & Company, Inc. served as financial advisor to Teledyne.

Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in defense applications and commercial communications networks. Its GaAs-based subsystems are designed for missile guidance, radar applications and electronic countermeasures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications. For more information, visit Celeritek’s website at www.celeritek.com.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Celeritek and Teledyne in the future. These statements involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Many factors, including Teledyne’s ability to integrate the acquisition and achieve anticipated synergies, Celeritek’s ability to return to profitability; Celeritek’s forecast for delivering production quantities of a power amplifier module for satellite handsets, failure of the requisite number of Celeritek’s shareholders to approve the acquisition, and unexpected acquisition-related costs and expenses, could change anticipated results. Certain of these, as well as other factors which could affect Celeritek’s business, are discussed in Celeritek’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, on file with the Securities and Exchange Commission (“SEC”). Neither Teledyne nor Celeritek undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Acquisition
This press release is for informational purposes only. It does not constitute an offer to purchase shares of Celeritek, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. Celeritek will publicly file a Form 8-K with the SEC containing the terms of the definitive asset purchase agreement, the definitive supply agreement and the voting support agreement, and will mail a proxy statement to stockholders of Celeritek in connection with the proposed transaction. Teledyne will also publicly file a Form 8-K with the SEC. Investors and security holders of Celeritek are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Teledyne, Celeritek and the proposed transaction. Investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. A free copy of the proxy statement, when it becomes available, may also be obtained from Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, CA 95054, Attn: Investor Relations. In addition, investors and security holders may access copies of the documents filed with the SEC by Celeritek on Celeritek’s web site at www.celeritek.com. Celeritek and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement for the proposed transaction.

Teledyne Technologies Incorporated		Celeritek, Inc.

Investor Contact:	Jason VanWees (310) 893-1642	Vice President, Finance and Chief Financial Officer:	Peggy Smith (408) 986-5060

Press Contact:	Robyn Choi (310) 893-1640